Exhibit 99.7

PRO FORMA VALUATION UPDATE REPORT
STANDARD CONVERSION

Catalyst Bancorp, Inc. | Opelousas, Louisiana

PROPOSED HOLDING COMPANY FOR:
St. Landry Homestead FSB | Opelousas, Louisiana

Dated as of May 14, 2021

RP FINANCIAL, LC.
Advisory | Planning | Valuation

1311-A Dolley Madison Boulevard
Suite 2A
McLean, Virginia 22101
703.528.1700
rpfinancial.com

May 14, 2021

Board of Directors

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

235 North Court Street

Opelousas, Louisiana 70570

Members of the Board of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof. Our original appraisal report, dated February 5, 2021 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

The Board of Directors of St. Landry Homestead Federal Savings Bank, Opelousas, Louisiana (“St. Landry Homestead” or the “Bank”) adopted the plan of conversion on January 27, 2021, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Catalyst Bancorp, Inc. (“Catalyst Bancorp” or the “Company”), a Louisiana corporation organized by St. Landry Homestead. Catalyst Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Tax-Qualified Plans consisting of St. Landry Homestead’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment offering. Going forward, Catalyst Bancorp will own 100% of the Bank's stock, and the Bank will initially be Catalyst Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Catalyst Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

May 14, 2021

The estimated pro forma market value is defined as the price at which Catalyst Bancorp’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in St. Landry Homestead’s financial condition, including financial data through March 31, 2021; (2) an updated comparison of St. Landry Homestead’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

Discussion of Relevant Considerations

1.       Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended December 31, 2020 and updated financial information through March 31, 2021. St. Landry Homestead’s assets increased by $12.1 million or 5.36% from December 31, 2020 to March 31, 2021. Increases in cash and investments were the primary drivers of asset growth during the first quarter of 2021, which were partially offset by a decrease in loans. Overall, cash and investments (inclusive of FHLB stock) increased from $64.9 million or 28.88% of assets at December 31, 2020 to $82.5 million or 34.84% of assets at March 31, 2021. Net loans receivable decreased from $148.8 million or 66.22% of assets at December 31, 2020 to $142.9 million or 60.37% of assets at March 31, 2021. The balance of bank-owned life insurance increased by $22,000 during the quarter ended March 31, 2021 to equal $3.2 million or 1.37% of assets at March 31, 2021.

Updated credit quality measures for the Bank showed a slight increase in non-performing assets during the quarter ended March 31, 2021, as St. Landry Homestead’s non-performing assets increased from $2.1 million or 0.93% of assets at December 31, 2020 to $2.2 million or 0.94% of assets at March 31, 2021. Increases in non-accruing loans and real estate owned accounted for the increase in the non-performing assets balance, which was partially offset by a slight decrease in the balance of accruing loans 90 days or more past due.

Board of Directors

May 14, 2021

Table 1

St. Landry Homestead Federal Savings Bank

Recent Financial Data

	At December 31, 2020		At March 31, 2021
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$224,688	100.00%	$236,742	100.00%
Cash, cash equivalents	25,245	11.24	37,071	15.66
Investment securities	38,253	17.02	44,010	18.59
Loans receivable, net	148,778	66.22	142,929	60.37
FHLB stock	1,394	0.62	1,397	0.59
Bank-owned life insurance	3,213	1.43	3,235	1.37

Deposits	164,598	73.26	176,669	74.63
Borrowings	8,838	3.93	8,883	3.75

Total equity	50,533	22.49	50,357	21.27

	12 Months Ended		12 Months Ended
	December 31, 2020		March 31, 2021
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$8,490	3.65%	$8,219	3.50%
Interest expense	(1,705)	(0.73)	(1,470)	(0.63)
Net interest income	6,785	2.92	6,749	2.87
Provisions for loan losses	(985)	(0.42)	(920)	(0.39)
Net interest income after prov.	5,800	2.49	5,829	2.48
Non-interest operating income	966	0.41	999	0.43
Loss and expense - foreclosed real estate	(287)	(0.12)	(256)	(0.11)
Prepayment penalty on FHLB advances	(1,510)	(0.65)	(1,510)	(0.64)
Non-interest operating expense	(6,146)	(2.64)	(6,263)	(2.67)
Income before income tax expense	(1,177)	(0.51)	(1,201)	(0.51)
Income tax benefit	474	0.20	494	0.21
Net income (loss)	$(703)	(0.30)%	$(707)	(0.30)%

Sources:	St. Landry Homestead’s prospectus, audited and unaudited financial statements, and RP Financial calculations.

Board of Directors

May 14, 2021

The Bank’s funding composition showed asset growth was primarily funded by deposit growth, while borrowings were up nominally during the quarter ended March 31, 2021. Deposits increased from $164.6 million or 73.26% of assets at December 31, 2020 to $176.7 million or 74.63% of assets at March 31, 2021. Deposit growth during the first quarter was largely generated through SBA PPP loan proceeds and government stimulus payments received by the Bank’s customers. FHLB advances increased by $45,000 during the quarter ended March 31, 2021 to equal $8.9 million or 3.75% of assets at March 31, 2021. The $45,000 increase in the carrying value of FHLB advances reflects the amortization of prepayment penalties on $10.0 million in advances taken during the fourth quarter of 2020. St. Landry Homestead’s equity decreased from $50.5 million to $50.4 million during the quarter ended March 31, 2021, which combined with asset growth provided for a decrease in the Bank’s equity-to-assets ratio from 22.49% at December 31, 2020 to 21.27% at March 31, 2021. The decrease in equity was due to a $327,000 reduction in accumulated unrealized gains/losses on available for sale securities, which was partially offset by $151,000 of net income reported for the first quarter of 2021.

St. Landry Homestead’s operating results for the twelve months ended December 31, 2020 and March 31, 2021 are also set forth in Table 1. The Bank’s reported earnings decreased from a net loss of $703,000 or 0.30% of average assets for the twelve months ended December 31, 2020 to a net loss of $707,000 or 0.30% of average assets for the twelve months ended March 31, 2021. The slightly higher net loss reported during the most recent twelve month period was due to a decrease in net interest income and an increase in operating expenses, which were substantially offset by decreases in loan loss provisions and foreclosed real estate expenses, and increases in non-interest operating income and income tax benefit. Earnings for both twelve month periods were negatively impacted by the $1.5 million prepayment penalty on FHLB advances.

St. Landry Homestead’s net interest income was down slightly during the most recent twelve month period, which was due to a more significant decrease in interest income relative to interest expense. The decrease in interest income was primarily due to a decrease in interest income on loans receivable, as the result of a reduction in the average balance of loans outstanding and a decrease in the average yield on loans. The decrease in interest expense was primarily due to a reduction in interest expense on FHLB advances, as the result of the prepayment of FHLB advances during the fourth quarter of 2020 which reduced the average balance of FHLB advances outstanding during the three months ended March 31, 2021. A decline in the average rate paid on deposits also contributed to the decrease in interest expense, which was partially offset by an increase in the average balance of deposits outstanding. Overall, the Bank’s net interest spread decreased to 3.04% for the first quarter of 2021 compared to 3.06% for the first quarter of 2020 and net interest income decreased from $6.8 million or 2.92% of average assets during the twelve months ended December 31, 2020 to $6.7 million or 2.87% of average assets during the twelve months ended March 31, 2021.

Operating expenses increased from $6.1 million or 2.64% of average assets during the twelve months ended December 31, 2020 to $6.3 million or 2.67% of average assets during the twelve months ended March 31, 2021. The increase was primarily due to an $80,000 increase in salaries and employee benefit expense, due in part to new employee hires, a $38,000 increase in occupancy and equipment expense, consisting primarily of expense related to the additional branch office that was opened in 2020, and a $24,000 increase in computer services expense, which was primarily due to systems upgrades. Partially offsetting the increase in operating expenses was a $25,000 reduction in advertising and marketing expense in the quarter ended March 31, 2021 compared to the year ago quarter. Overall, St. Landry Homestead’s updated ratios for net interest income and operating expenses provided for a slightly less favorable expense coverage ratio (net interest income divided by operating expenses). St. Landry Homestead’s expense coverage ratio decreased from 1.11x for the twelve months ended December 31, 2020 to 1.07x for the twelve months ended March 31, 2021.

Board of Directors

May 14, 2021

Non-interest operating income increased from $966,000 or 0.41% of average assets during the twelve months ended December 31, 2020 to $999,000 or 0.43% of average assets during the twelve months ended March 31, 2021. The increase was primarily due to a $71,000 increase in other non-interest income, primarily related to an increase in SBA fee income, partially offset by a $37,000 decrease in service charges on deposit accounts in the quarter ended March 31, 2021 compared to the year ago quarter. Overall, when factoring non-interest operating income into core earnings, the Bank’s updated efficiency ratio of 80.91% (operating expenses as a percent of net interest income and non-interest operating income) was slightly less favorable compared to the 79.28% efficiency ratio recorded for the twelve months ended December 31, 2020.

Loan loss provisions were slightly lower during the most recent twelve month period, decreasing from $985,000 or 0.42% of average assets during the twelve months ended December 31, 2020 to $920,000 or 0.39% of average assets during the twelve months ended March 31, 2021. The Bank maintained allowances for loan losses of $3.0 million at March 31, 2021, equal to 2.03% of total loans and 174.85% of non-performing loans.

The Company’s updated earnings showed a decrease in net non-operating losses during the most recent twelve month period, which was due to a decrease in foreclosed real estate expense. For the twelve months ended March 31, 2021, non-operating losses consisted of $256,000 of foreclosed real estate expenses and a $1.5 million prepayment penalty on FHLB advances. Overall, the net non-operating loss decreased from $1.797 million or 0.77% of average assets during the twelve months ended December 31, 2020 to $1.766 million or 0.75% of average assets during the twelve months ended March 31, 2021.

Primarily due to an increase in the pre-tax loss, the Bank’s income tax benefit increased from $474,000 or 0.20% of average assets during the twelve months ended December 31, 2020 to $494,000 or 0.21% of average assets during the twelve months ended March 31, 2021.

2.       Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for St. Landry Homestead, the Peer Group and all publicly-traded thrifts. The Bank’s and the Peer Group’s ratios are based on financial results through March 31, 2021.

In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Bank’s updated interest-earning asset composition reflected a slightly lower concentration of loans and a slightly higher concentration of cash and investments. Overall, the Bank’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 95.21% and 95.42%, respectively.

Board of Directors

May 14, 2021

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2021

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
St. Landry Homestead FSB		LA
March 31, 2021			15.66%	19.18%	1.37%	60.37%	74.63%	3.75%	0.00%	21.27%	0.00%	21.27%	6.59%	55.37%	-9.41%	19.07%	-58.39%	-1.19%	-1.19%	22.01%	41.09%	42.36%

All Non-MHC Public Thrifts
Averages			11.19%	13.99%	1.60%	69.00%	77.39%	8.03%	0.44%	12.83%	0.86%	11.52%	16.05%	66.99%	7.41%	23.36%	-18.04%	12.59%	15.03%	11.24%	16.05%	17.58%
Medians			9.13%	11.59%	1.76%	69.78%	79.26%	5.10%	0.00%	11.61%	0.23%	10.57%	12.77%	57.25%	6.45%	22.92%	-18.23%	4.59%	5.06%	10.67%	13.47%	16.16%

Comparable Group
Averages			13.22%	19.39%	1.66%	62.81%	74.77%	9.20%	0.00%	15.00%	0.20%	14.80%	15.19%	77.40%	3.67%	22.15%	-7.38%	7.54%	7.56%	13.43%	20.39%	21.38%
Medians			12.95%	10.26%	1.59%	66.01%	76.18%	4.64%	0.00%	12.96%	0.00%	12.96%	11.01%	58.21%	-0.30%	15.82%	-6.43%	5.06%	5.06%	12.15%	16.84%	17.16%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	24.33%	8.02%	2.02%	63.75%	76.30%	2.08%	0.00%	20.80%	0.00%	20.80%	4.96%	42.58%	-7.30%	15.86%	-60.00%	-10.95%	-10.95%	18.62%	28.80%	29.95%
CNNB	Cincinnati Bancorp, Inc.	OH	12.06%	5.30%	1.74%	76.66%	64.56%	15.96%	0.00%	17.78%	0.07%	17.71%	5.76%	58.42%	-2.61%	8.79%	-12.05%	12.90%	13.03%	15.15%	21.00%	21.97%
ESBK	Elmira Savings Bank	NY	13.84%	3.38%	2.39%	75.00%	84.86%	4.76%	0.00%	9.43%	1.91%	7.52%	6.22%	172.06%	-6.25%	6.80%	-0.82%	3.67%	3.67%	8.11%	13.11%	14.37%
FFBW	FFBW, Inc.	WI	17.51%	17.10%	2.54%	60.54%	67.97%	2.22%	0.00%	29.33%	0.00%	29.33%	21.50%	65.30%	5.69%	40.51%	-34.78%	-1.91%	-1.91%	22.27%	33.91%	35.16%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	17.93%	12.49%	1.28%	64.72%	89.73%	0.60%	0.00%	9.26%	0.00%	9.26%	22.32%	58.00%	10.75%	24.46%	14.24%	5.01%	5.01%	NA	NA	NA
HVBC	HV Bancorp, Inc.	PA	23.19%	5.06%	1.08%	67.30%	80.10%	11.96%	0.00%	6.69%	0.00%	6.69%	67.53%	266.12%	38.21%	71.54%	85.99%	17.86%	17.86%	5.81%	13.36%	14.08%
IROQ	IF Bancorp, Inc.	IL	4.80%	24.14%	1.24%	67.67%	82.80%	4.52%	0.00%	11.20%	0.00%	11.20%	8.95%	30.55%	2.01%	15.78%	-45.56%	5.10%	5.10%	11.24%	NA	NA
MSVB	Mid-Southern Bancorp, Inc.	IN	9.71%	41.61%	1.59%	45.73%	76.07%	4.08%	0.00%	19.55%	0.00%	19.55%	17.55%	59.89%	-8.39%	25.73%	0.00%	-3.29%	-3.29%	16.76%	NA	NA
RNDB	Randolph Bancorp, Inc.	MA	7.44%	7.82%	1.17%	79.27%	75.90%	8.13%	0.00%	13.66%	0.00%	13.66%	13.07%	40.71%	9.37%	10.94%	15.40%	27.74%	27.77%	12.15%	15.69%	16.94%
WVFC	WVS Financial Corp.	PA	1.38%	68.96%	1.59%	27.46%	49.39%	37.64%	0.00%	12.25%	0.00%	12.25%	-15.99%	-19.63%	-4.80%	1.15%	-36.27%	19.32%	19.32%	10.76%	16.84%	17.16%

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

Board of Directors

May 14, 2021

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2021 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
St. Landry Homestead FSB		LA
March 31, 2021			-0.30%	3.50%	0.63%	2.87%	0.39%	2.48%	0.00%	0.43%	2.67%	-0.75%	0.00%	-0.21%	3.75%	0.94%	2.81%	$ 4,384	-41.13%

All Non-MHC Public Thrifts
Averages			1.04%	3.51%	0.61%	2.90%	0.18%	2.70%	1.05%	0.40%	2.70%	0.04%	0.00%	0.31%	3.73%	0.93%	2.81%	$ 8,743	22.33%
Medians			0.83%	3.42%	0.55%	2.79%	0.15%	2.65%	0.11%	0.39%	2.45%	0.00%	0.00%	0.25%	3.66%	0.94%	2.72%	$ 7,335	22.84%

Comparable Group
Averages			1.11%	3.27%	0.62%	2.65%	0.15%	2.51%	1.88%	0.36%	3.31%	0.01%	0.00%	0.33%	3.51%	1.03%	2.48%	$ 6,427	22.35%
Medians			0.73%	3.38%	0.57%	2.73%	0.12%	2.61%	0.62%	0.38%	2.74%	0.01%	0.00%	0.23%	3.55%	1.05%	2.59%	$ 6,206	22.77%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	0.38%	3.59%	0.60%	2.99%	0.07%	2.91%	0.54%	0.15%	3.09%	0.04%	0.00%	0.17%	3.76%	1.14%	2.62%	$ 5,867	31.46%
CNNB	Cincinnati Bancorp, Inc.	OH	2.01%	3.34%	1.00%	2.34%	0.09%	2.25%	5.09%	0.74%	5.55%	0.00%	0.00%	0.53%	3.57%	1.40%	2.17%	$ 3,205	20.89%
ESBK	Elmira Savings Bank	NY	0.64%	3.47%	0.91%	2.56%	0.22%	2.34%	0.71%	0.41%	2.64%	0.00%	0.00%	0.17%	4.13%	1.07%	3.06%	$ 5,786	20.79%
FFBW	FFBW, Inc.	WI	0.66%	3.76%	0.44%	3.32%	0.16%	3.16%	0.20%	0.23%	2.69%	0.00%	0.00%	0.20%	4.07%	1.02%	3.05%	$ 7,873	23.25%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.97%	3.94%	0.71%	3.23%	0.42%	2.81%	0.82%	0.21%	2.60%	0.00%	0.00%	0.26%	4.16%	1.20%	2.96%	$ 9,085	21.22%
HVBC	HV Bancorp, Inc.	PA	1.26%	2.66%	0.50%	2.16%	0.21%	1.95%	3.03%	0.39%	3.65%	0.03%	0.00%	0.48%	2.98%	0.94%	2.04%	$ 6,834	27.64%
IROQ	IF Bancorp, Inc.	IL	0.79%	3.42%	0.70%	2.72%	0.01%	2.71%	0.23%	0.57%	2.47%	0.06%	0.00%	0.31%	3.53%	1.12%	2.41%	$ 6,545	27.93%
MSVB	Mid-Southern Bancorp, Inc.	IN	0.53%	3.29%	0.38%	2.91%	0.03%	2.88%	0.00%	0.38%	2.78%	0.05%	0.00%	0.00%	3.46%	0.72%	2.74%	$ 5,005	0.00%
RNDB	Randolph Bancorp, Inc.	MA	3.49%	3.27%	0.53%	2.74%	0.23%	2.52%	8.16%	0.46%	6.57%	-0.07%	0.00%	1.00%	3.48%	0.92%	2.56%	$ 3,615	22.29%
WVFC	WVS Financial Corp.	PA	0.41%	1.93%	0.38%	1.55%	0.02%	1.53%	0.00%	0.11%	1.08%	0.01%	0.00%	0.16%	1.97%	0.73%	1.24%	$ 10,458	27.98%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

Board of Directors

May 14, 2021

St. Landry Homestead’s updated funding composition showed a similar concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 78.38% and 83.97% for the Bank and the Peer Group, respectively. St. Landry Homestead’s updated tangible equity-to-assets ratio equaled 21.27%, which remained above the comparable Peer Group ratio of 14.80%. Overall, St. Landry Homestead’s updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 121.47%, which remained above the comparable Peer Group ratio of 113.64%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase St. Landry Homestead’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for St. Landry Homestead are based on annualized growth rates for the 15 months ended March 31, 2021 and the Peer Group’s growth rates are based on growth for the twelve months ended March 31, 2021. St. Landry Homestead recorded a 6.59% increase in assets, versus a 15.19% increase in assets for the Peer Group. Asset growth by the Bank largely consisted of a 55.37% increase in cash and investments, which was partially offset by a 9.41% decline in loans. Comparatively, the Peer Group’s asset growth was realized through a 3.67% increase in loans and a 77.40% increase in cash and investments.

The Bank’s asset growth was primarily funded by a 19.07% increase in deposits, which also funded a 58.39% reduction in borrowings. Similarly, deposit growth of 22.15% funded the Peer Group’s asset growth, as well as a 7.38% reduction in borrowings. Updated tangible net worth growth rates for the Bank and the Peer Group showed respective decreases and increases of 1.19% and 7.56%.

Table 3 displays comparative operating results for St. Landry Homestead and the Peer Group, based on their respective earnings for the twelve months ended March 31, 2021. St. Landry Homestead reported a net loss equal 0.30% of average assets, while the Peer Group reported net income equal to 1.11% of average assets. The Peer Group’s higher return was realized through higher ratios for non-interest operating income and non-operating gains and a lower ratio for loan loss provisions, while the Bank maintained earnings advantages with respect to a higher ratio for net interest income and a lower ratio for operating expenses.

In terms of core earnings strength, updated expense coverage ratios posted by St. Landry Homestead and the Peer Group equaled 1.07x and 0.80x, respectively. The Bank’s higher expense coverage continued to be supported by both a higher net interest income ratio and a lower operating expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.43% and 2.24% of the Bank’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing St. Landry Homestead’s core earnings strength relative to the Peer Group's, the Bank’s updated efficiency ratio of 80.91% remained less favorable than the Peer Group’s efficiency ratio of 67.69%.

Board of Directors

May 14, 2021

Consistent with the Original Appraisal, loan loss provisions were a larger factor in the Bank’s updated earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.39% and 0.15% of average assets, respectively.

Consistent with the Original Appraisal, non-operating income and losses remained a more significant factor in the Bank’s updated earnings. The Bank reported a net non-operating loss equal to 0.75% of average assets, versus non-operating income equal to 0.01% of average assets for the Peer Group. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered to be part of core operations. Extraordinary items remained a non-factor in the Bank’s and the Peer Group's updated earnings.

Updated effective tax rates equaled a tax benefit of 41.13% for the Bank and a tax expense of 22.35% for the Peer Group.

The Bank’s updated credit quality measures continued to imply a greater degree of credit risk exposure relative to the comparable Peer Group measures. As shown in Table 4, the Bank’s non-performing assets/assets and non-performing loans/loans ratios of 2.33% and 3.42%, respectively, were higher than the comparable Peer Group ratios of 0.59% and 0.81%. The Bank’s updated reserve coverage ratios continued to indicate a lower level of reserves as a percent of non-performing loans (59.38% versus 184.51% for the Peer Group) and a higher level of reserves as a percent of loans (2.03% versus 1.05% for the Peer Group). Net loan charge-offs were a similar factor for the Bank and the Peer Group, with net loan charge-offs as a percent of loans equal to 0.06% and 0.05% for the Bank and the Peer Group, respectively.

3.       Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. All three major U.S. stock indexes closed at record highs going into mid-February 2021, as expectations of a new round of stimulus aid, strong corporate earnings and progress with the rollout of the Covid-19 vaccine fueled stock market gains. The Dow Jones Industrial Average (“DJIA”) closed at a new record high at the conclusion of the Federal Reserve’s policy meeting on February 24th, as the Federal Reserve signaled that it was committed to keeping east-monetary policies unchanged. Led by a decline in technology shares, stocks retreated at the end of February on inflation concerns and rising Treasury yields. The DJIA surged to several record highs during the first half of March, as investors rotated into cyclical stocks following a stronger-than-expected employment report for February and progress on a new stimulus bill. Comparatively, with long-term Treasury yields continuing to rise, the NASDAQ fell into correction territory in the second week of March. After the Federal Reserve pledged to maintain its easy-money policies, the DJIA closed above 33000 for the first time heading into the second half of March. As long-term Treasury yields continued to rise, technology and other high growth stocks experienced further selling pressure heading into the second half of March. Stocks retreated going into late-March and then rallied on signs that the U.S. economy was positioned for a period of rapid growth. For the first quarter overall, the DJIA was up 7.8%, the S&P 500 gained 5.8% and the NASDAQ added 2.8%.

Board of Directors

May 14, 2021

Table 4
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2021

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
St. Landry Homestead FSB		LA
March 31, 2021			0.23%	2.33%	3.42%	2.03%	59.38%	53.63%	$82	0.06%

All Non-MHC Public Thrifts
Averages			0.03%	0.70%	0.57%	0.97%	1.16%	183.24%	159.85%	$3,358
Medians			0.01%	0.53%	0.43%	0.72%	1.17%	124.68%	118.31%	$222

Comparable Group
Averages			0.04%	0.59%	0.81%	1.05%	184.51%	137.23%	$283	0.05%
Medians			0.01%	0.51%	0.75%	1.19%	90.93%	88.58%	$38	0.02%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	0.32%	0.48%	0.24%	1.16%	458.09%	149.91%	$-1	0.00%
CNNB	Cincinnati Bancorp, Inc.	OH	0.00%	0.54%	0.69%	0.96%	129.69%	129.69%	$0	0.00%
ESBK	Elmira Savings Bank	NY	0.02%	1.00%	1.33%	1.22%	90.93%	88.58%	$271	0.05%
FFBW	FFBW, Inc.	WI	0.00%	0.46%	0.76%	1.36%	179.40%	179.40%	$-26	-0.01%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.00%	0.53%	0.79%	0.58%	62.97%	62.97%	$1,596	0.19%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.49%	0.73%	0.58%	67.63%	67.63%	$701	0.18%
IROQ	IF Bancorp, Inc.	IL	0.03%	0.21%	0.24%	1.24%	518.87%	409.21%	$218	0.04%
MSVB	Mid-Southern Bancorp, Inc.	IN	0.04%	0.78%	1.60%	1.40%	87.56%	83.03%	$26	0.02%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	1.38%	1.69%	1.32%	65.49%	64.64%	$49	0.01%
WVFC	WVS Financial Corp.	PA	0.00%	0.00%	0.00%	0.69%	NA	NA	$0	0.00%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

Board of Directors

May 14, 2021

Led by rebound in technology stocks, the S&P 500 closed above 4000 for the first time at the start of the second quarter of 2021. March jobs data, which showed stronger-than-expected job growth, and a rebound in March service sector activity powered the DJIA and S&P 500 to record highs in the second week of April, as investors bet that economic growth will pick up with more people getting Covid-19 vaccines and increased government spending. Some strong first quarter earnings reports pushed the DJIA and S&P 500 to more record` highs in mid-April, which was followed by stocks trading lower across all sectors heading into the second half of April. Stocks traded unevenly heading into the last week of April, as investors weighed fresh evidence that a strong economic recovery was underway against rising Covid-19 infection levels in some countries and consideration by the Biden administration to raise capital gain taxes. For the month of April, the DJIA, S&P 500 and NASDAQ posted monthly gains of 2.7%, 5.2% and 5.4% respectively.

Economically sensitive shares led the stock market higher at the start of May, as investors reacted to data showing economic growth was picking up and continuation of a strong earnings season. A lackluster April jobs report sparked a rebound in technology shares and other growth stocks, while the DJIA and S&P 500 closed at record highs on May 7th. Stock market turbulence prevailed heading into mid-May, with the broader stock market selling off after a sharp increase in April consumer prices heightened inflation concerns and then ended the week rallying higher. On May 14, 2021, the DJIA closed at 34382.13 or 10.38% higher since the date of the Original Appraisal and the NASDAQ closed at 13429.98 or 3.08% lower since the date of the Original Appraisal.

The overall market for thrift stocks showed solid gains since the date of the Original Appraisal. Expectations of more stimulus, some positive economic reports and rising bond yields contributed to thrift shares trading higher through most of February 2021. After trading lower in late-February on inflation concerns, thrift shares rallied during the first half of March. The SNL Thrift Index for all publicly-traded thrifts was up 9.1% during the first half of March, as investors rotated into economically shares on signs that the U.S. economy was gaining traction in light of the favorable jobs report for March, the signing of a $1.9 trillion relief package and more people getting vaccinated. Thrift shares pulled back towards the close of the first quarter on concerns about the strength of the economic recovery, the Federal Reserve’s ending of a yearlong reprieve that eased capital requirements for big banks and a large investment fund unwound billions of dollars in holdings.

Strong job growth reflected in the March employment data and an improving economic outlook propelled thrift stocks higher at the start of the second quarter of 2021. Despite favorable first quarter earnings posted by Wall Street’s big banks, financial shares edged lower in mid-April as investors focused on the lack of loan growth and net interest margins coming under further pressure. A pick-up in bank merger activity contributed to financial shares trading higher going into the last week of April, which was followed by thrift shares pulling back in the last week of April on signs that inflation was accelerating. Signs that economic growth was accelerating helped to lift thrift shares in early-May. After spiking lower on signs that inflation was heating up, thrift shares powered higher to close out the second week of trading in May as investors saw value in bank stocks that underperformed the broader stock during 2020 and were trading at relatively low P/E multiples compared to the S&P 500. On May 14, 2021, the SNL Thrift Index for all publicly-traded thrifts closed at 991.7, an increase of 16.42% since February 5, 2021.

Board of Directors

May 14, 2021

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts reflected increases that were less than the increase recorded in the SNL Thrift Index for all publicly-traded thrifts. The decreases in the P/E multiples were the result of increases in the earnings per share measures for the Peer Group and all publicly-traded thrifts. Since the date of the Original Appraisal, the stock prices of nine out of the ten Peer Group companies were higher as of May 14, 2021. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of February 5, 2021 and May 14, 2021.

Average Pricing Characteristics

	At Feb. 5, 2021		At May 14, 2021		% Change
Peer Group(1)
Price/Earnings (x)	12.03	x	10.37	x	(13.80)%
Price/Core Earnings (x)	12.04		10.57		(12.21)
Price/Book (%)	90.84%		94.95%		4.52
Price/Tangible Book(%)	92.70		97.15		4.80
Price/Assets (%)	14.66		14.13		(3.62)
Avg. Mkt. Capitalization ($Mil)	$52.42		$54.87		4.67

All Publicly-Traded Thrifts
Price/Earnings (x)	13.96	x	13.43	x	(3.80)%
Price/Core Earnings (x)	13.98		13.96		(0.14)
Price/Book (%)	103.63%		112.15%		8.22
Price/Tangible Book(%)	114.74		124.47		8.48
Price/Assets (%)	12.92		14.07		8.90
Avg. Mkt. Capitalization ($Mil)	$601.07		$639.50		6.39

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Board of Directors

May 14, 2021

As shown in Table 5, there have been no standard conversions completed during the past three months and two standard conversion offerings have been completed during the past twelve months. Both standard conversion offerings were completed in October 2020, one of which was significantly larger than St. Landry Homestead’s offering and one of which was significantly smaller than St. Landry Homestead’s offering. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 61.8%. On average, the two standard conversion offerings reflected price appreciation of 12.4% after the first week of trading. As of May 14, 2021, the two recent standard conversion offerings reflected an average stock price increase of 58.4% from their IPO prices.

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

Institutional Information			Pre-Conversion Data								Contribution to		Insider Purchases
			Financial Info.		Asset Quality		Offering Information				Char. Found.		% Off Incl. Fdn.+Merger Shares
							Excluding Foundation						Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)
Standard Conversions
Eastern Bankshares, Inc., MA*		10/15/20 EBC-NASDAQ	$13,997	12.10%	0.04%	211%	$1,797.1	100%	118%	1.6%		$4.0%	8.0%	4.0%	10.0%	0.1%	0.00%
Systematic Savings Bank, MO	10/14/20	SSSB-OTCPink	$40	12.64%	8.00%	NM	$6.0	100%	132%	14.3%	N.A.	N.A.	0.0%	0.0%	0.0%	18.0%	0.00%

		Averages - Standard Conversions:	$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%
		Medians - Standard Conversions:	$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%

Second Step Conversions
William Penn Bancorporation, PA*	3/25/21	WMPN-NASDAQ	$737	13.70%	0.67%	75%	$126.4	83%	115%	2.0%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	1.29%
Affinity Bancshares, Inc., GA*	1/21/21	AFBI-NASDAQ	$888	8.93%	0.56%	154%	$37.0	54%	132%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%
Generations Bancorp NY, Inc.	1/13/21	GBNY-NASDAQ	$368	8.10%	1.08%	54%	$14.8	60%	98%	8.8%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%

		Averages - Second Step Conversions:	$664	10.24%	0.77%	94%	$59.4	66%	115%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.43%
		Medians - Second Step Conversions:	$737	8.93%	0.67%	75%	$37.0	60%	115%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%

Mutual Holding Companies
Marathon Bancorp, Inc., WI*	4/20/21	MBBC-OTCPink	$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%

		Averages - MHC Conversions:	$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%
		Medians - MHC Conversions:	$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%

		Averages - All Conversions:	$2,701	11.31%	1.76%	211%	$331.9	74%	120%	7.2%	N.A.	N.A.	6.8%	3.4%	8.5%	5.4%	0.21%
		Medians - All Conversions:	$552	12.25%	0.62%	154%	$25.9	72%	121%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%

Pro Forma Data								Post-IPO Pricing Trends
Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
								First		After		After
	Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	5/14/2021	Chg
(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
65.0%	22.8	x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$13.62	36.2%	$21.68	116.8%
58.6%	46.5	x	13.2%	0.3%	22.5%	1.3%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

61.8%	34.7	x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$15.84	58.4%
61.8%	34.7	x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$15.84	58.4%

74.5%	106.6	x	17.9%	0.2%	24.3%	0.7%	$10.00	$11.41	14.1%	$11.36	13.6%	$11.39	13.9%	$11.36	13.6%
75.3%	17.6	x	7.5%	0.4%	10.2%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$11.30	13.0%	$12.49	24.9%
61.7%	15.0	x	6.5%	0.4%	10.5%	4.0%	$10.00	$10.05	0.5%	$9.56	-4.4%	$9.48	-5.2%	$9.93	-0.7%

70.5%	46.4	x	10.6%	0.3%	15.0%	2.7%	$10.00	$10.77	7.7%	$10.56	5.6%	$10.72	7.2%	$11.26	12.6%
74.5%	17.6	x	7.5%	0.4%	10.5%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$11.30	13.0%	$11.36	13.6%

55.8%	35.4	x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.00%	$10.27	2.7%	$10.40	4.0%	$10.30	3.0%

55.8%	35.4	x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.0%	$10.27	2.7%	$10.40	4.0%	$10.30	3.0%
55.8%	35.4	x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.0%	$10.27	2.7%	$10.40	4.0%	$10.30	3.0%

65.1%	40.7	x	11.4%	0.4%	17.1%	2.4%	$10.00	$10.76	7.6%	$10.74	7.4%	$11.03	10.3%	$12.63	26.3%
63.4%	29.1	x	11.8%	0.4%	17.5%	2.6%	$10.00	$10.48	4.8%	$10.51	5.1%	$10.85	8.5%	$10.83	8.3%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  As a percent of MHC offering for MHC transactions.

(2)  Does not take into account the adoption of SOP 93-6.

(3)  Latest price if offering is less than one week old.

(4)  Latest price if offering is more than one week but less than one month old.

(5)  Mutual holding company pro forma data on full conversion basis.

(6)  Simultaneously completed acquisition of another financial institution.

(7)  Simultaneously converted to a commercial bank charter.

(8) Former credit union.

5/14/2021

Board of Directors

May 14, 2021

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to St. Landry Homestead’s pro forma value based upon our comparative analysis to the Peer Group:

PreviousValuation
Key Valuation Parameters:	Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

No adjustment remained appropriate for financial condition, as slight upward adjustments applied for the Bank’s pro forma liquidity, funding composition and capital strength continued to be offset by the moderate downward adjustment applied for the Bank’s credit quality. Likewise, no adjustment remained appropriate for the Bank’s asset growth, as the Peer Group’s stronger historical asset growth, which included stronger loan growth, continued to be offset by the Bank’s significantly higher pro forma tangible equity-to-assets ratio and resulting greater leverage capacity. A moderate downward adjustment remained appropriate for earnings, based on downward adjustments that continued to be warranted for the Bank’s lower core earnings on a ROAA basis, less favorable efficiency ratio, higher implied credit risk associated with earnings and lower pro forma core ROE.

The general market for thrift stocks showed a healthy increase since the date of the Original Appraisal, with the SNL Thrift Index for all publicly-traded thrifts increasing 16.42% compared to an increase of 10.38% in the DJIA. Comparatively, the updated pricing measures for the Peer Group and all publicly traded thrifts were generally higher since the date of the Original Appraisal, but were well below the increase that was recorded in the SNL Thrift Index. No standard conversion offerings have been completed during the past three months and two standard conversion offerings were completed during the past twelve months, neither of which were viewed be comparable to the Bank’s offering based on the significantly larger and smaller sizes of their respective offerings.

Board of Directors

May 14, 2021

Overall, taking into account the foregoing factors, we believe that an increase in St. Landry Homestead’s estimated pro market value as set forth in the Original Appraisal is appropriate.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing St. Landry Homestead’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of March 31, 2021.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that an increase in St. Landry Homestead’s value is appropriate. Therefore, as of May 14, 2021, the pro forma market value of St. Landry Homestead’s conversion stock equaled $40,000,000 at the midpoint, equal to 4,000,000 at $10.00 per share. The updated midpoint value represents an increase of 3.90% from the pro forma market value set forth in the Original Appraisal.

1.            P/E Approach. In applying the P/E approach, RP Financial's valuation conclusions considered both reported earnings and a recurring or "core" earnings base, that is, earnings adjusted to exclude any one time non-operating gains and losses and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Bank’s reported earnings equaled a net loss of $707,000 for the twelve months ended March 31, 2021. In deriving St. Landry Homestead’s core earnings, the adjustments made to reported earnings were to eliminate the loss on REO of $256,000 and the prepayment penalties on FHLB advances of $1.510 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 21.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $688,000 for the twelve months ended March 31, 2021.

Board of Directors

May 14, 2021

Amount
($000)
Net income (loss)	$(707)
Add: Prepayment penalties on FHLB advances (1)	1,193
Add: Loss on REO (1)	202
Core earnings estimate	$688

(1)	Tax effected at 21.0%.

Based on the Bank’s pro forma reported and core earnings net losses at the updated midpoint value, the Company’s pro forma reported and core P/E multiples were not meaningful “(NM”). Comparatively, the Peer Group’s average reported and core P/E multiples equaled 10.37 times and 10.57 times, respectively (see Table 6). The Peer Group’s median reported and core earnings multiples both equaled 11.04 times.

2.            P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $40.0 million updated midpoint value, the Bank’s P/B and P/TB ratios both equaled 47.57%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 94.95% and 97.15%, respectively, St. Landry Homestead’s updated ratios indicated discounts of 49.90% on a P/B basis and 51.03% on a P/TB basis (versus discounts of 48.99% and 50.01% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 98.69% and 100.18%, respectively, St. Landry Homestead’s updated ratios at the updated midpoint value indicated discounts of 51.80% and 52.55% (versus discounts of 49.92% and 50.03% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 55.49%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range indicated discounts of 41.56% and 42.88%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s updated P/B and P/TB ratios at the top of the super range indicated discounts of 43.77% and 44.61%, respectively. RP Financial considered the discounts under the P/TB approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the Bank’s NM pro forma reported and core P/E multiples.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

Board of Directors

May 14, 2021

 Table 6

Market Pricing Versus Peer Group

St. Landry Homestead

As of May 14, 2021

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
St. Landry Homestead FSB		LA
Super Maximum			$10.00	$52.90	($0.04)	$18.02	NM		55.49%	18.78%	55.49%	NM		$0.00	0.00%	0.00%	$282	33.84%	33.84%	1.96%	-0.57%	-1.69%	-0.08%	-0.22%
Maximum			$10.00	$46.00	($0.03)	$19.41	NM		51.52%	16.69%	51.52%	NM		$0.00	0.00%	0.00%	$276	32.39%	32.39%	2.00%	-0.55%	-1.70%	-0.04%	-0.14%
Midpoint			$10.00	$40.00	($0.01)	$21.02	NM		47.57%	14.79%	47.57%	NM		$0.00	0.00%	0.00%	$270	31.08%	31.08%	2.04%	-0.53%	-1.71%	-0.02%	-0.05%
Minimum			$10.00	$34.00	$0.01	$23.19	NM		43.12%	12.82%	43.12%	1031.49	x	$0.00	0.00%	0.00%	$265	29.73%	29.73%	2.08%	-0.51%	-1.73%	0.01%	0.04%

All Non-MHC Public Thrifts(6)
Averages			$26.51	$639.50	$2.29	$20.38	13.43	x	112.15%	14.07%	124.47%	13.96	x	$0.45	2.20%	43.89%	$4,625	12.83%	11.60%	0.72%	1.04%	8.41%	1.09%	8.87%
Median			$15.73	$188.72	$1.14	$16.75	13.35	x	104.14%	12.65%	108.28%	13.36	x	$0.34	2.00%	31.40%	$1,718	11.61%	10.59%	0.53%	0.83%	6.97%	0.90%	7.36%

All Non-MHC State of LA(6)
Averages			$16.50	$51.59	$1.50	$15.47	11.04	x	106.64%	9.87%	106.64%	11.04	x	$0.33	2.00%	22.07%	$563	9.26%	9.26%	0.48%	0.97%	10.07%	0.97%	10.07%
Medians			$16.50	$51.59	$1.50	$15.47	11.04	x	106.64%	9.87%	106.64%	11.04	x	$0.33	2.00%	22.07%	$563	9.26%	9.26%	0.48%	0.97%	10.07%	0.97%	10.07%

Comparable Group
Averages			$16.32	$54.87	$1.61	$17.31	10.37	x	94.95%	14.13%	97.15%	10.57	x	$0.18	1.11%	16.48%	$466	15.00%	14.81%	0.54%	1.11%	9.35%	1.11%	9.28%
Medians			$15.51	$48.11	$1.34	$16.35	11.04	x	98.69%	12.44%	100.18%	11.04	x	$0.06	0.39%	8.02%	$451	12.96%	12.96%	0.48%	0.73%	6.91%	0.70%	6.71%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	$14.56	$47.91	$0.24	$14.15	NM		102.94%	21.42%	102.94%	NM		$0.00	0.00%	0.00%	$240	20.80%	20.80%	0.48%	0.38%	1.67%	0.35%	1.53%
CNNB	Cincinnati Bancorp, Inc.	OH	$13.87	$41.23	$1.68	$14.40	8.31	x	96.33%	17.13%	96.71%	8.27	x	$0.00	0.00%	0.00%	$241	17.78%	17.72%	0.54%	2.01%	13.50%	2.02%	13.55%
ESBK	Elmira Savings Bank	NY	$13.64	$48.32	$1.19	$17.23	11.46	x	79.15%	7.46%	99.30%	11.48	x	$0.60	4.40%	50.42%	$645	9.43%	7.66%	NA	0.64%	6.95%	0.64%	6.97%
FFBW	FFBW, Inc.	WI	$11.30	$75.75	$0.30	$13.60	NM		83.11%	24.38%	84.55%	NM		$0.00	0.00%	0.00%	$338	29.33%	29.33%	0.46%	0.66%	2.27%	0.66%	2.27%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$16.50	$51.59	$1.50	$15.47	11.04	x	106.64%	9.87%	106.64%	11.04	x	$0.33	2.00%	22.07%	$563	9.26%	9.26%	0.48%	0.97%	10.07%	0.97%	10.07%
HVBC	HV Bancorp, Inc.	PA	$19.46	$39.61	$3.37	$18.32	5.69	x	106.22%	7.11%	106.22%	5.78	x	$0.00	0.00%	0.00%	$596	6.69%	6.69%	0.53%	1.26%	19.65%	1.24%	19.34%
IROQ	IF Bancorp, Inc.	IL	$22.24	$67.57	$1.75	$25.76	11.89	x	86.32%	9.67%	86.32%	12.68	x	$0.30	1.35%	16.04%	$745	11.20%	11.20%	0.20%	0.79%	6.87%	0.74%	6.45%
MSVB	Mid-Southern Bancorp, Inc.	IN	$15.25	$45.69	$0.37	$15.09	NM		101.05%	19.76%	101.05%	NM		$0.12	0.79%	25.64%	$245	19.55%	19.55%	0.81%	0.53%	2.40%	0.49%	2.23%
RNDB	Randolph Bancorp, Inc.	MA	$20.66	$103.66	$4.90	$18.80	4.29	x	109.88%	15.01%	109.88%	4.22	x	$0.00	0.00%	0.00%	$738	13.66%	13.66%	1.38%	3.49%	26.37%	3.55%	26.80%
WVFC	WVS Financial Corp.	PA	$15.76	$27.39	$0.77	$20.24	19.95	x	77.87%	9.54%	77.87%	20.50	x	$0.40	2.54%	50.63%	$314	12.25%	12.25%	0.00%	0.41%	3.73%	0.40%	3.62%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

Board of Directors
May 14, 2021

As discussed previously, the two most recent standard conversion offerings were completed in October 2020. In comparison to the 61.80% average closing forma P/TB ratio of the two recent standard conversions, the Bank’s P/TB ratio of 47.57% at the updated midpoint value reflects an implied discount of 23.03%. At the top of the super maximum, the Bank’s P/TB ratio of 55.49% reflects an implied discount of 10.21% relative to the recent standard conversions average P/TB ratio at closing.

3.            P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $40.0 million updated midpoint value, St. Landry Homestead’s pro forma P/A ratio equaled 14.79%. In comparison to the Peer Group's average P/A ratio of 14.13%, St. Landry Homestead’s P/A ratio indicated a premium of 4.67% (versus a premium of 2.11% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 12.44%, St. Landry Homestead’s P/A ratio at the $40.0 million updated midpoint value indicated a premium of 18.89% (versus a premium of 21.71% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

We have concluded that the Bank’s estimated pro forma market value should be increased since the date of the Original Appraisal. Accordingly, it is our opinion that, as of May 14, 2021, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $40,000,000 at the midpoint, equal to 4,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $34,000,000 and a maximum value of $46,000,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,400,000 at the minimum and 4,600,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $52,900,000 without a resolicitation. Based on the $10.00 per share offering price, the super range value would result in total shares outstanding of 5,290,000. The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of May 14, 2021

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices
As of May 14, 2021

RP® Financial, LC.

Exhibit 1A

Weekly Thrift Market Line - Part One

Prices As of May 14, 2021

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share	Assets
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	12.49	6,875	85.9	12.91	6.53	12.58	-0.72	78.43	26.18	0.89	NA	16.76	14.02	115.96	797,268
AX	Axos Financial, Inc.	WE	46.47	59,238	2,752.8	54.36	18.24	46.27	0.43	144.97	23.82	3.43	3.69	22.72	20.72	250.31	14,827,874
BYFC	Broadway Financial Corporation	WE	2.16	27,337	59.0	7.23	1.09	1.84	17.39	52.18	16.76	-0.15	NA	1.62	1.62	17.54	479,594
CFFN	Capitol Federal Financial, Inc.	MW	13.03	135,494	1,765.5	14.38	8.75	13.09	-0.46	22.69	4.24	0.56	0.56	9.21	9.11	71.58	9,698,019
CARV	Carver Bancorp, Inc.	MA	7.92	3,221	25.5	22.97	1.41	8.05	-1.61	365.06	22.03	-1.36	-1.49	9.43	9.43	213.12	686,399
CBMB	CBM Bancorp, Inc.	MA	14.56	3,290	47.9	15.15	11.56	14.65	-0.60	18.39	9.66	0.26	0.24	14.15	14.15	72.89	239,819
CNNB	Cincinnati Bancorp, Inc.	MW	13.87	2,973	41.2	13.99	8.60	13.70	1.24	58.33	16.07	1.67	1.68	14.40	14.34	80.97	240,708
ESBK	Elmira Savings Bank	MA	13.64	3,542	48.3	16.00	10.30	13.85	-1.54	9.12	18.61	1.19	1.19	17.23	13.74	0.00	644,587
ESSA	ESSA Bancorp, Inc.	MA	15.70	10,085	156.9	18.23	11.05	15.52	1.16	33.73	4.67	1.56	1.53	18.51	17.16	0.00	1,969,789
FFBW	FFBW, Inc.	MW	11.30	6,704	75.8	11.50	7.86	11.17	1.16	29.61	12.77	0.29	NA	13.60	NA	0.00	337,751
FNWB	First Northwest Bancorp	WE	17.04	9,489	155.4	18.74	9.45	16.63	2.47	59.55	9.23	1.36	1.14	17.86	17.86	0.00	1,736,293
FSBW	FS Bancorp, Inc.	WE	70.44	4,153	291.9	73.62	32.78	69.50	1.35	96.49	28.54	10.54	10.61	56.77	55.14	0.00	2,175,586
GBNY	Generations Bancorp NY, Inc.	MA	9.93	2,458	24.4	11.75	6.67	9.92	0.10	9.72	-4.70	0.86	0.38	17.06	16.40	0.00	381,940
HONE	HarborOne Bancorp, Inc.	NE	14.82	56,175	832.5	15.14	7.23	14.25	4.00	99.73	36.46	1.11	1.13	12.41	11.10	0.00	4,605,958
HIFS	Hingham Institution for Savings	NE	294.00	2,142	629.9	325.90	141.03	307.06	-4.25	107.03	36.11	29.69	22.69	144.12	144.12	0.00	2,844,114
HMNF	HMN Financial, Inc.	MW	20.51	4,568	93.7	20.75	13.06	20.57	-0.29	46.50	19.24	2.66	2.66	22.11	21.94	0.00	971,305
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	16.50	3,126	51.6	17.00	11.13	16.50	0.00	37.50	14.27	1.50	1.50	15.47	15.47	0.00	563,260
HVBC	HV Bancorp, Inc.	MA	19.46	2,036	39.6	20.45	11.00	19.90	-2.22	59.49	13.32	3.42	3.37	18.32	18.32	0.00	595,730
IROQ	IF Bancorp, Inc.	MW	22.24	3,038	67.6	22.95	15.03	22.53	-1.29	39.00	0.95	1.87	1.75	25.76	25.76	0.00	745,446
KRNY	Kearny Financial Corp.	MA	13.24	77,983	1,032.5	13.34	6.91	13.05	1.46	68.88	25.38	0.70	0.73	12.98	NA	0.00	7,357,994
MSVB	Mid-Southern Bancorp, Inc.	MW	15.25	2,996	45.7	16.59	11.75	15.42	-1.13	30.45	5.83	0.39	0.37	15.09	15.09	0.00	244,855
NYCB	New York Community Bancorp, Inc.	MA	11.76	465,064	5,469.2	13.23	7.72	11.87	-0.93	30.67	11.47	1.12	0.96	13.53	8.32	0.00	57,656,892
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	17.01	51,303	872.7	17.25	8.72	16.77	1.43	72.87	37.96	1.04	1.14	14.60	13.79	0.00	5,576,924
NWBI	Northwest Bancshares, Inc.	MA	14.22	127,253	1,809.5	15.48	8.84	14.08	0.99	56.78	11.62	0.85	1.01	12.11	8.96	0.00	14,270,356
PCSB	PCSB Financial Corporation	MA	18.41	14,924	274.8	20.75	11.01	17.82	3.31	55.36	15.50	0.80	0.80	16.99	16.60	0.00	1,854,674
PVBC	Provident Bancorp, Inc.	NE	16.70	15,699	255.7	16.77	7.21	16.58	0.72	109.27	39.17	0.84	0.92	12.61	12.61	0.00	1,551,892
PROV	Provident Financial Holdings, Inc.	WE	17.38	7,517	130.6	18.23	11.40	16.14	7.68	41.19	10.63	0.78	0.78	16.73	16.73	0.00	1,189,296
PFS	Provident Financial Services, Inc.	MA	25.46	76,650	1,951.5	25.62	10.99	25.26	0.79	124.91	41.76	1.75	1.79	21.17	15.19	0.00	13,130,445
PBIP	Prudential Bancorp, Inc.	MA	14.02	7,944	111.4	15.86	9.53	13.88	1.01	34.42	1.23	0.95	NA	16.40	15.59	0.00	1,204,032
RNDB	Randolph Bancorp, Inc.	NE	20.66	5,017	103.7	24.70	8.96	20.75	-0.43	129.56	-6.35	4.82	4.90	18.80	18.80	0.00	738,188
RVSB	Riverview Bancorp, Inc.	WE	7.08	22,351	158.2	7.79	3.77	6.95	1.87	45.38	34.60	0.47	0.47	6.78	5.54	0.00	1,549,158
STXB	Spirit of Texas Bancshares, Inc.	SW	23.34	17,146	400.2	24.50	9.63	23.28	0.26	132.24	38.93	2.15	2.30	21.34	16.24	0.00	3,170,212
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	4.53	50,009	226.5	5.95	2.61	4.52	0.22	50.00	-0.22	-0.12	-0.12	6.44	6.44	0.00	3,694,027
TBNK	Territorial Bancorp Inc.	WE	25.87	9,144	236.5	30.04	19.23	25.96	-0.35	14.72	7.66	2.08	1.94	26.43	26.43	0.00	2,139,561
TSBK	Timberland Bancorp, Inc.	WE	29.71	8,363	248.5	30.75	15.88	29.34	1.26	85.11	22.46	3.23	3.26	23.75	21.76	0.00	1,699,244
TBK	Triumph Bancorp, Inc.	SW	86.00	24,675	2,122.1	97.49	20.63	90.89	-5.38	312.67	77.14	4.02	3.39	28.90	21.34	0.00	6,099,628
TRST	TrustCo Bank Corp NY	MA	7.77	96,440	749.3	7.95	5.05	7.59	2.37	50.58	16.49	0.55	0.55	5.92	5.92	0.00	6,046,457
WSBF	Waterstone Financial, Inc.	MW	19.98	23,860	477.3	21.41	12.40	20.04	-0.30	59.84	6.16	3.99	4.08	17.07	17.04	0.00	2,198,011
WNEB	Western New England Bancorp, Inc.	NE	8.58	24,577	205.1	9.24	4.79	8.32	3.13	76.91	24.53	0.60	0.61	9.07	8.44	0.00	2,463,529
WMPN	William Penn Bancorp	MA	11.36	15,171	172.3	11.97	7.83	11.61	-2.15	45.16	-2.59	0.11	0.28	14.17	13.79	0.00	817,427
WSFS	WSFS Financial Corporation	MA	53.29	47,532	2,533.0	55.18	23.32	52.33	1.83	123.72	18.74	3.43	3.34	37.27	25.66	0.00	14,730,452
WVFC	WVS Financial Corp.	MA	15.76	1,742	27.4	16.20	13.00	16.04	-1.75	14.62	10.01	0.79	0.77	20.24	20.24	0.00	314,233

MHCs
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	14.20	4,683	66.5	16.65	7.82	13.90	2.16	70.06	42.57	0.28	0.11	12.41	12.41	0.00
BSBK	Bogota Financial Corp.	MA	10.23	13,940	142.6	10.75	7.01	9.97	2.61	30.82	14.81	0.50	0.37	9.92	9.89	0.00
CLBK	Columbia Financial, Inc.	MA	17.98	109,051	1,960.7	18.81	10.27	18.12	-0.77	39.38	15.55	0.67	0.71	9.17	8.39	0.00
FSEA	First Seacoast Bancorp	NE	9.73	5,794	56.4	10.00	5.58	9.55	1.86	75.28	9.55	0.30	0.23	9.78	9.78	0.00
GCBC	Greene County Bancorp, Inc.	MA	25.86	8,513	220.2	29.39	20.12	25.88	-0.08	26.08	1.45	2.47	2.47	16.34	16.34	0.00
KFFB	Kentucky First Federal Bancorp	MW	7.10	8,225	58.4	8.16	5.65	7.08	0.31	16.97	12.34	-1.47	NA	6.31	6.19	0.00
LSBK	Lake Shore Bancorp, Inc.	MA	14.25	5,680	80.9	16.00	10.60	14.98	-4.84	13.72	9.62	0.94	0.93	14.82	14.82	0.00
MGYR	Magyar Bancorp, Inc.	MA	13.34	5,811	77.5	15.05	7.50	13.35	-0.06	33.40	38.38	0.72	0.62	10.24	10.24	0.00
OFED	Oconee Federal Financial Corp.	SE	26.58	5,578	148.2	28.00	19.05	22.95	15.82	36.31	5.06	0.71	0.69	15.66	15.17	0.00
PDLB	PDL Community Bancorp	MA	11.32	16,809	190.3	13.07	7.45	11.24	0.71	43.84	7.71	0.46	0.30	9.47	9.47	0.00
PBFS	Pioneer Bancorp, Inc.	MA	12.20	25,061	305.7	13.34	8.02	11.89	2.61	40.72	15.42	0.25	0.18	8.80	8.45	0.00
RBKB	Rhinebeck Bancorp, Inc.	MA	10.26	10,741	110.2	13.10	6.26	10.26	0.00	48.48	20.00	0.76	0.75	10.68	10.43	0.00
TFSL	TFS Financial Corporation	MW	22.01	276,825	6,092.9	22.27	13.32	20.00	10.05	60.19	24.84	0.32	NA	6.07	6.04	0.00

(1)  Average of High/Low or Bid/Ask price per share.

(2)  Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.

 Exhibit 1B

Weekly Thrift Market Line - Part Two

Prices As of May 14, 2021

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	14.46	12.38	0.81	7.61	NA	NA	NA	NA	14.03	74.51	10.77	89.12	NA	NA	NA	NM
AX	Axos Financial, Inc.	WE	9.08	8.34	1.53	16.32	1.64	17.57	0.96	101.84	13.55	204.57	18.56	224.26	12.58	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	9.40	9.40	-0.83	-8.33	NA	NA	0.97	68.99	NM	133.69	12.57	133.69	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.18	13.06	0.81	5.97	0.80	5.92	NA	NA	23.27	141.46	18.65	143.03	23.47	0.34	2.61	83.93
CARV	Carver Bancorp, Inc.	MA	6.76	6.76	-0.74	-9.86	-0.85	-11.28	1.95	38.65	NM	84.00	3.56	84.00	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	20.80	20.80	0.38	1.67	0.35	1.53	0.48	458.09	56.01	102.94	21.42	102.94	61.58	NA	NA	192.31
CNNB	Cincinnati Bancorp, Inc.	MW	17.78	17.72	2.01	13.50	2.02	13.55	0.54	129.69	8.31	96.33	17.13	96.71	8.27	NA	NA	NM
ESBK	Elmira Savings Bank	MA	9.43	7.66	0.64	6.95	0.64	6.97	NA	103.71	11.46	79.15	7.46	99.30	11.48	0.60	4.40	50.42
ESSA	ESSA Bancorp, Inc.	MA	10.08	9.42	0.83	8.21	0.81	8.08	1.27	69.46	10.06	84.83	8.55	91.49	10.23	0.48	3.06	28.85
FFBW	FFBW, Inc.	MW	29.33	NA	0.66	2.27	NA	NA	0.46	179.51	38.97	83.11	24.38	84.55	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	10.49	10.49	0.82	6.99	0.69	5.87	0.23	356.54	12.53	95.41	10.01	95.41	14.90	0.24	1.41	16.91
FSBW	FS Bancorp, Inc.	WE	11.05	10.76	2.26	21.28	2.27	21.43	0.43	295.12	6.68	124.08	13.71	127.74	6.64	1.08	1.53	9.01
GBNY	Generations Bancorp NY, Inc.	MA	10.98	10.60	0.57	6.71	0.25	2.92	NA	NA	11.55	58.20	6.39	60.54	26.02	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	15.16	13.77	1.36	8.61	1.39	8.78	1.02	119.67	13.35	119.37	18.09	133.50	13.11	0.20	1.35	12.61
HIFS	Hingham Institution for Savings	NE	10.84	10.84	2.36	23.21	1.81	17.74	0.06	NM	9.90	203.99	22.12	203.99	12.96	1.96	0.67	8.56
HMNF	HMN Financial, Inc.	MW	10.82	10.74	1.38	12.33	1.38	12.34	0.37	342.64	7.71	92.74	10.03	93.49	7.71	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.26	9.26	0.97	10.07	0.97	10.07	0.48	304.23	11.04	106.64	9.87	106.64	11.04	0.33	2.00	22.07
HVBC	HV Bancorp, Inc.	MA	6.69	6.69	1.26	19.65	1.24	19.34	0.53	62.97	5.69	106.22	7.11	106.22	5.78	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.20	11.20	0.79	6.87	0.74	6.45	0.20	499.29	11.89	86.32	9.67	86.32	12.68	0.30	1.35	16.04
KRNY	Kearny Financial Corp.	MA	14.46	NA	0.81	5.33	0.85	5.54	1.08	80.42	18.91	101.98	14.74	128.22	18.20	0.36	2.72	47.14
MSVB	Mid-Southern Bancorp, Inc.	MW	19.55	19.55	0.53	2.40	0.49	2.23	0.81	84.17	39.10	101.05	19.76	101.05	41.66	0.12	0.79	25.64
NYCB	New York Community Bancorp, Inc.	MA	11.79	7.91	1.01	8.24	0.88	7.15	0.10	411.38	10.50	86.90	9.57	141.43	12.24	0.68	5.78	60.71
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	13.53	12.88	0.94	6.89	1.03	7.54	0.28	273.88	16.36	116.47	15.76	123.32	14.98	0.52	3.06	44.23
NWBI	Northwest Bancshares, Inc.	MA	10.80	8.22	0.78	6.96	0.92	8.25	1.72	50.80	16.73	117.40	12.68	158.65	14.10	0.80	5.63	90.59
PCSB	PCSB Financial Corporation	MA	14.63	14.34	0.67	4.38	0.67	4.37	NA	180.97	23.01	108.35	15.85	110.91	23.07	0.24	1.30	22.50
PVBC	Provident Bancorp, Inc.	NE	15.09	15.09	1.05	6.31	1.14	6.88	NA	NA	19.88	132.48	19.99	132.48	18.24	0.16	0.96	15.48
PROV	Provident Financial Holdings, Inc.	WE	10.57	10.57	0.49	4.67	0.49	4.67	0.84	83.42	22.28	103.89	10.98	103.89	22.28	0.56	3.22	71.79
PFS	Provident Financial Services, Inc.	MA	12.55	9.33	1.08	8.43	1.08	8.47	0.83	81.68	14.55	120.25	15.09	167.59	14.23	0.92	3.61	52.57
PBIP	Prudential Bancorp, Inc.	MA	10.82	10.34	0.64	5.96	NA	NA	NA	NA	14.76	85.50	9.25	89.92	NA	0.28	2.00	29.47
RNDB	Randolph Bancorp, Inc.	NE	13.66	13.66	3.49	26.37	3.55	26.80	1.38	65.49	4.29	109.88	15.01	109.92	4.22	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	9.79	8.14	0.74	6.91	0.75	6.98	NA	NA	15.06	104.39	10.22	127.72	14.91	0.20	2.82	42.55
STXB	Spirit of Texas Bancshares, Inc.	SW	11.54	9.03	1.25	10.57	1.34	11.32	0.31	163.60	10.86	109.35	12.62	143.74	10.14	0.36	1.54	11.63
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	8.71	8.71	-0.17	-1.99	-0.17	-1.96	2.98	65.49	NM	70.37	6.13	70.37	NM	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	WE	11.76	11.76	0.91	7.72	0.85	7.19	0.22	69.91	12.44	97.90	11.51	97.90	13.36	0.92	3.56	49.04
TSBK	Timberland Bancorp, Inc.	WE	11.68	10.81	1.74	14.49	1.76	14.64	0.32	259.90	9.20	125.12	14.62	136.52	9.10	0.84	2.83	28.48
TBK	Triumph Bancorp, Inc.	SW	12.53	9.74	1.80	14.81	1.52	12.57	0.54	159.15	21.39	297.62	35.34	403.00	25.37	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.44	9.44	0.93	9.49	0.93	9.49	0.55	152.73	14.08	131.23	12.39	131.35	14.08	0.27	3.51	49.37
WSBF	Waterstone Financial, Inc.	MW	19.59	19.57	4.40	24.03	4.50	24.58	0.69	119.02	5.01	117.05	22.93	117.22	4.90	0.80	4.00	23.56
WNEB	Western New England Bancorp, Inc.	NE	9.05	8.48	0.62	6.49	0.64	6.64	NA	NA	14.30	94.65	8.56	101.64	14.01	0.20	2.33	33.33
WMPN	William Penn Bancorp	MA	26.31	25.78	0.25	1.89	0.53	3.93	NA	NA	99.68	80.14	21.08	82.39	40.00	0.13	1.13	113.10
WSFS	WSFS Financial Corporation	MA	12.01	8.58	1.23	9.23	1.19	8.95	0.34	431.41	15.54	142.97	17.18	207.70	15.97	0.52	0.98	14.29
WVFC	WVS Financial Corp.	MA	12.25	12.25	0.41	3.73	0.40	3.62	0.00	NM	19.95	77.87	9.54	77.87	20.50	0.40	2.54	50.63

MHCs
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	11.61	11.61	0.28	2.42	0.11	0.93	0.33	157.24	50.71	114.40	13.28	114.40	131.22	NA	NA	NM
BSBK	Bogota Financial Corp.	MA	16.95	16.92	0.85	4.99	0.63	3.70	NA	NA	20.46	103.14	17.49	103.43	27.44	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	11.06	10.21	0.81	7.03	0.86	7.46	NA	NA	26.84	196.01	21.68	214.26	25.29	NA	NA	NM
FSEA	First Seacoast Bancorp	NE	12.70	12.70	0.37	2.95	0.29	2.28	0.01	NM	32.43	99.46	12.63	99.46	42.40	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	6.49	6.49	1.16	15.81	1.16	15.81	0.25	371.37	10.47	158.29	10.27	158.29	10.47	0.48	1.86	19.43
KFFB	Kentucky First Federal Bancorp	MW	15.60	15.36	-3.71	-22.64	NA	NA	NA	NA	NM	112.56	17.56	114.66	NA	0.40	5.63	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.18	12.18	0.81	6.45	0.80	6.37	0.45	193.93	15.16	96.14	11.71	96.14	15.37	0.52	3.65	54.26
MGYR	Magyar Bancorp, Inc.	MA	7.84	7.84	0.56	7.30	0.48	6.24	NA	NA	18.53	130.31	10.22	130.31	21.67	NA	NA	NM
OFED	Oconee Federal Financial Corp.	SE	16.40	15.97	0.79	4.60	0.77	4.48	0.56	44.84	37.44	169.76	27.85	175.25	38.43	0.40	1.50	56.34
PDLB	PDL Community Bancorp	MA	11.24	11.24	0.59	4.71	0.39	3.08	1.32	82.14	24.61	119.50	13.44	119.50	37.47	NA	NA	NM
PBFS	Pioneer Bancorp, Inc.	MA	12.79	12.33	0.39	2.70	0.27	1.92	1.07	121.33	48.80	138.60	17.72	144.41	69.17	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	9.93	9.72	0.72	7.05	0.72	6.97	0.53	179.12	13.50	96.11	9.54	98.38	13.65	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.78	11.72	0.60	5.27	NA	NA	1.02	45.84	68.78	362.58	42.70	364.66	NA	1.12	5.09	350.00

(1)  Average of High/Low or Bid/Ask price per share.

(2)  Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2
PRO FORMA ANALYSIS SHEET
St. Landry Homestead Federal Savings Bank
Prices as of May 14, 2021

					Peer Group				Louisiana Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	NM	x	10.37	x	11.04	x	11.04	x	11.04	x	13.43	x	13.35	x
Price-core earnings ratio (x)		P/Core	NM	x	10.57	x	11.04	x	11.04	x	11.04	x	13.96	x	13.36	x
Price-book ratio (%)	=	P/B	47.57%		94.95%		98.69%		106.64%		106.64%		112.15%		94.14%
Price-tangible book ratio (%)	=	P/TB	47.57%		97.15%		100.18%		106.64%		106.64%		124.47%		108.28%
Price-assets ratio (%)	=	P/A	14.79%		14.13%		12.44%		9.87%		9.87%		14.07%		12.65%

Valuation Parameters

Pre-Conversion Earnings (Y)	$(707,000)	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$688,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$50,357,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Val. (TB)	$50,357,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$236,742,000	RRP Vesting (N)	5.00	years (5)
Reinvestment Rate (2)(R)	0.92%	Foundation (F)	0.00%
Est. Conversion Expenses (3)(X)	3.72%	Tax Benefit (Z)	0
Tax Rate (TAX)	21.00%	Percentage Sold (PCT)	100.00%
Louisiana Shares/Franchise Tax	$329,000	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	35.50%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	NM
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	NM
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$40,000,000
	1 - P/B * PCT * (1-X-E-M-F)

4. V=	P/TB * (TB+Z)	V=	$40,000,000
	1 - P/TB * PCT * (1-X-E-M-F)

5. V=	P/A * (A+Z)	V=	$40,000,000
	1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	5,290,000	10.00	$52,900,000	0	5,290,000	$52,900,000
Maximum	4,600,000	10.00	46,000,000	0	4,600,000	46,000,000
Midpoint	4,000,000	10.00	40,000,000	0	4,000,000	40,000,000
Minimum	3,400,000	10.00	34,000,000	0	3,400,000	34,000,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 0.92 percent and a tax rate of 21.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 21.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 35.50 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 21.0 percent.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Minimum

1.	Pro Forma Market Capitalization	$34,000,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$34,000,000
	Less: Estimated Offering Expenses	1,437,795
	Net Conversion Proceeds	$32,562,205

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$32,562,205
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	4,080,000
	Net Proceeds Reinvested	$28,482,205
	Estimated net incremental rate of return	0.73%
	Reinvestment Income	$207,009
	Less: Louisiana Shares/Franchise Tax	311,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	107,440
	Less: Amortization of Options (4)	228,727
	Less: Recognition Plan Vesting (5)	214,880
	Net Earnings Impact	$(655,038)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2021(reported)	$(707,000)	$(655,038)	$(1,362,038)
	12 Months ended March 31, 2021 (core)	$688,000	$(655,038)	$32,962

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$50,357,000	$28,482,205	$0	$78,839,205
	March 31, 2021 (Tangible)	$50,357,000	$28,482,205	$0	$78,839,205

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$236,742,000	$28,482,205	$0	$265,224,205

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Midpoint

1.	Pro Forma Market Capitalization	$40,000,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$40,000,000
	Less: Estimated Offering Expenses	1,487,475
	Net Conversion Proceeds	$38,512,525

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$38,512,525
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	4,800,000
	Net Proceeds Reinvested	$33,712,525
	Estimated net incremental rate of return	0.73%
	Reinvestment Income	$245,023
	Less: Louisiana Shares/Franchise Tax	329,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	126,400
	Less: Amortization of Options (4)	269,090
	Less: Recognition Plan Vesting (5)	252,800
	Net Earnings Impact	$(732,267)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2021(reported)	$(707,000)	$(732,267)	$(1,439,267)
	12 Months ended March 31, 2021 (core)	$688,000	$(732,267)	$(44,267)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$50,357,000	$33,712,525	$0	$84,069,525
	March 31, 2021 (Tangible)	$50,357,000	$33,712,525	$0	$84,069,525

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$236,742,000	$33,712,525	$0	$270,454,525

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the  Maximum Value

1.	Pro Forma Market Capitalization	$46,000,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$46,000,000
	Less: Estimated Offering Expenses	1,537,155
	Net Conversion Proceeds	$44,462,845

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$44,462,845
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	5,520,000
	Net Proceeds Reinvested	$38,942,845
	Estimated net incremental rate of return	0.73%
	Reinvestment Income	$283,037
	Less: Louisiana Shares/Franchise Tax	348,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	145,360
	Less: Amortization of Options (4)	309,454
	Less: Recognition Plan Vesting (5)	290,720
	Net Earnings Impact	$(810,497)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2021(reported)	$(707,000)	$(810,497)	$(1,517,497)
	12 Months ended March 31, 2021 (core)	$688,000	$(810,497)	$(122,497)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$50,357,000	$38,942,845	$0	$89,299,845
	March 31, 2021 (Tangible)	$50,357,000	$38,942,845	$0	$89,299,845

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$236,742,000	$38,942,845	$0	$275,684,845

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Supermaximum Value

1.	Pro Forma Market Capitalization	$52,900,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$52,900,000
	Less: Estimated Offering Expenses	1,594,287
	Net Conversion Proceeds	$51,305,713

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$51,305,713
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	6,348,000
	Net Proceeds Reinvested	$44,957,713
	Estimated net incremental rate of return	0.73%
	Reinvestment Income	$326,753
	Less: Louisiana Shares/Franchise Tax	369,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	167,164
	Less: Amortization of Options (4)	355,872
	Less: Recognition Plan Vesting (5)	334,328
	Net Earnings Impact	$(899,611)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2021(reported)	$(707,000)	$(899,611)	$(1,606,611)
	12 Months ended March 31, 2021 (core)	$688,000	$(899,611)	$(211,611)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$50,357,000	$44,957,713	$0	$95,314,713
	March 31, 2021 (Tangible)	$50,357,000	$44,957,713	$0	$95,314,713

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2021	$236,742,000	$44,957,713	$0	$281,699,713

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (40)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (36)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (37)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (33)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (33)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com